As filed with the U.S. Securities and Exchange Commission on March 13, 2018

Securities Act File No. 333-222954

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933  ☒

Pre-Effective Amendment No.     ☐

Post-Effective Amendment No. 1   ☒

(Check appropriate box or boxes)

Morgan Stanley Institutional Fund Trust

(Exact Name of Registrant as Specified in Charter)

522 Fifth Avenue
New York, New York 10036

(Address of Principal Executive Offices: (Number, Street, City, State, Zip Code))

(800) 548-7786
(Area Code and Telephone Number)

Mary E. Mullin, Esq.
Morgan Stanley Investment Management Inc.
522 Fifth Avenue
New York, New York 10036

(Name and Address of Agent for Service)

Copy to:

Carl Frischling, Esq. Perkins Coie LLP 30 Rockefeller Plaza New York, New York 10112	Stuart M. Strauss, Esq. Dechert LLP 1095 Avenue of the Americas New York, New York 10036

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A — Proxy Statement/Prospectus - Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on March 12, 2018, SEC accession number 0001104659-18-016644.

Part B — Statement of Additional Information - Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act on March 12, 2018, SEC accession number 0001104659-18-016644.

Part C — Other Information

Signature Page

Exhibits - The sole purpose of this filing is to file as an exhibit, with respect to the reorganization described in the Registrant’s Registration Statement on Form N-14 filed on February 9, 2018, the Standstill Agreement between Morgan Stanley Investment Management Inc. and Karpus Management, Inc. d/b/a Karpus Investment Management.

PART C. OTHER INFORMATION

ITEM 15. INDEMNIFICATION

The response to this item is incorporated herein by reference to Exhibits 1 and 2 under Item 16 below and by reference to Item 30 of the Trust’s Post-Effective Amendment No. 173 to its Registration Statement on Form N-1A dated January 31, 2018 (File Nos. 2-89729; 811-03980).

ITEM 16. EXHIBITS

(1)

Amended and Restated Declaration of Trust, dated August 24, 2006, is incorporated by reference to Exhibit (a) of Post- Effective Amendment No. 70 to the Registration Statement on Form N-1A, as filed on November 30, 2006.

(2)

Amended and Restated By-Laws, dated July 31, 2003, are incorporated by reference to Exhibit (b)(5) of Post-Effective Amendment No. 61 to the Registration Statement on Form N-1A, as filed on December 10, 2003.

(3)	Not applicable.

(4)	Copy of Agreement and Plan of Reorganization, dated January 22, 2018, is incorporated by reference to Exhibit (4) to the Registration Statement on Form N-14, as filed on February 9, 2018.

(5)	Not applicable.

(6)

Amended and Restated Investment Advisory Agreement with Morgan Stanley Investment Management Inc., dated June 1, 2005, is incorporated by reference to Exhibit (d)(1) of Post-Effective Amendment No. 145 to the Registration Statement on Form N-1A, as filed on January 8, 2016.

(7)

Distribution Agreement with MAS Fund Distribution, Inc. (now Morgan Stanley Distribution, Inc.), dated May 31, 1997, is incorporated by reference to Exhibit 6(b) of Post-Effective Amendment No. 50 to the Registration Statement on Form N-1A, as filed on July 10, 1998.

(8)	Not applicable.

(9)

Custodian Contract between Registrant and State Street Bank and Trust Company, dated March 7, 2008, is incorporated by reference to Exhibit (g) to Post-Effective Amendment No. 180 to the Registration Statement on Form N-1A of Morgan Stanley Institutional Fund, Inc., as filed on December 15, 2017.

(10) (a)

Amended and Restated Shareholder Services Plan under Rule 12b-1 relating to Class A Shares, is incorporated by reference to Exhibit (m)(1) of Post-Effective Amendment No. 145 to the Registration Statement on Form N-1A, as filed on January 8, 2016.

(b)

Amended and Restated Distribution and Shareholder Services Plan under Rule 12b-1 relating to Class L Shares, is incorporated by reference to Exhibit (m)(2) to Post-Effective Amendment No. 127 to the Registration Statement on Form N-1A, as filed on March 4, 2015.

(c)

Distribution and Shareholder Services Plan under Rule 12b-1 relating to Class C shares, is incorporated by reference to Exhibit (m)(3) to Post-Effective Amendment No. 173 to the Registration Statement on Form N-1A, as filed on January 26, 2018.

(d)

Shareholder Services Plan relating to Institutional Class shares, is incorporated by reference to Exhibit (m)(4) to Post-Effective Amendment No. 173 to the Registration Statement on Form N-1A, as filed on January 26, 2018.

(e)

Amended and Restated Rule 18f-3 Multiple Class Plan, is incorporated by reference to Exhibit (n) to Post-Effective Amendment No. 173 to the Registration Statement on Form N-1A, as filed on January 26, 2018.

(11)	Opinion and Consent of Dechert LLP, dated February 9, 2018, is incorporated by reference to Exhibit (11) to the Registration Statement on Form N-14, as filed on February 9, 2018.

(12)	Form of Opinion of Dechert LLP (as to tax matters), is incorporated by reference to Exhibit (12) to the Registration Statement on Form N-14, as filed on February 9, 2018.

(13) (a)

Amended and Restated Administration Agreement with Morgan Stanley Investment Management Inc., dated August 26, 2016, is incorporated by reference to Exhibit (h)(1) of Post-Effective Amendment No. 160 to the Registration Statement on Form N-1A, as filed on April 28, 2017.

(b)

Transfer Agency and Service Agreement with Boston Financial Data Services, Inc., dated April 1, 2013, is incorporated by reference to Exhibit (h)(2) of Post-Effective Amendment No. 180 to the Registration Statement on Form N-1A of Morgan Stanley Institutional Fund, Inc., as filed on December 15, 2017.

(c)

Amendment to Transfer Agency and Service Agreement between the Registrant and Boston Financial Data Services, Inc., dated July 1, 2013, is incorporated by reference to Exhibit (h)(2) of Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A of Morgan Stanley Limited Duration U.S. Government Trust, as filed on September 26, 2014.

(d)

Call Center and Transfer Agency Services Amendment, dated January 11, 2016, to the Administration Agreement, dated November 1, 2004, between the Registrant and Morgan Stanley Investment Management Inc., is incorporated herein by reference to Exhibit (h)(3) to Post-Effective Amendment No. 147 to the Registration Statement on Form N-1A, as filed on January 28, 2016.

(e)

Amendment to the Transfer Agency and Service Agreement with Boston Financial Data Services, Inc., dated May 23, 2017, is incorporated herein by reference to Exhibit (h)(4) of Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of Active Assets Prime Trust, as filed on October 27, 2017.

(f)

Addendum to the Transfer Agency and Service Agreement with Boston Financial Data Services, Inc., dated October 5, 2017, is incorporated herein by reference to Exhibit (h)(5) of Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of Active Assets Prime Trust, as filed on October 27, 2017.

(14)	Consent of Ernst & Young LLP (with respect to Form N-14), dated February 9, 2018, is incorporated by reference to Exhibit (14) to the Registration Statement on Form N-14, as filed on February 9, 2018.

(15)	Not applicable.

(16)	Powers of Attorney of Trustees, dated January 22, 2018, is incorporated by reference to Exhibit (16) to the Registration Statement on Form N-14, as filed on February 9, 2018.

(17)	Standstill Agreement, dated January 22, 2018, by and between Morgan Stanley Investment Management Inc. and Karpus Management, Inc. d/b/a Karpus Investment Management, is filed herewith.

ITEM 17. UNDERTAKINGS

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement on Form N-14 by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to this registration statement on Form N-14 and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned registrant undertakes to file a post-effective amendment to this registration statement upon the closing of the Reorganization described in this registration statement that contains opinions of counsel supporting the tax matters discussed in this registration statement.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of New York and State of New York on this 13th day of March, 2018.

MORGAN STANLEY INSTITUTIONAL FUND TRUST

By:	/s/ John H. Gernon
John H. Gernon
President and Principal Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date
(1) Principal Executive Officer		President and Principal Executive Officer

By:	/s/ John H. Gernon		March 13, 2018
John H. Gernon

(2) Principal Financial Officer		Principal Financial Officer

By:	/s/ Francis J. Smith		March 13, 2018
Francis J. Smith

(3) Majority of the Trustees

INDEPENDENT TRUSTEES

Frank L. Bowman		Joseph J. Kearns
Kathleen A. Dennis		Michael F. Klein
Nancy C. Everett		Patricia Maleski
Jakki L. Haussler		Michael E. Nugent (Chairman)
Dr. Manuel H. Johnson		W. Allen Reed
Fergus Reid

By:	/s/ Carl Frischling		March 13, 2018
Carl Frischling
Attorney-in-Fact for the
Independent Trustees

EXHIBIT INDEX

(17)	Standstill Agreement.